The Italian Oven, Inc. Announces New Management and Provides Update on Contact Information

DOYLESTOWN, PA -- 10/28/2008 -- The Italian Oven, Inc. (PINKSHEETS: IOVN) today updated shareholders on recent developments.

IOVN emerged from Chapter 11 bankruptcy in 1998. While the bankruptcy proceeding did not result in any assets of the company being provided to shareholders, it did not extinguish the company's common stock. IOVN remained dormant until the present time. IOVN no longer maintains an interest in its former restaurant business or any of its former franchisees.

On October 15, 2008, IOVN authorized the issuance of 5,000,000 restricted common shares to My Pleasure Limited, a company registered in the United Kingdom and controlled by Joanna Chmielewska. The issuance took place on October 17, 2008, when it was processed by the company's transfer agent. The issuance caused My Pleasure Limited to become the control entity of the corporation with over 51% of the outstanding common shares of the company. Specifically, as of October 24, 2008, there are a total of 9,382,917 shares of common stock outstanding, with My Pleasure Limited owning 5,000,000 of said shares.

On October 17, 2008, IOVN, by consent of its directors, appointed Joanna Chmielewska as President, Secretary, Treasurer, and sole Director. On the same date, Robert Kropf resigned as sole Director and officer of the company.

On October 15, 2008, IOVN, by consent of its directors, appointed Action Stock Transfer Corp., 7069 S. Highland Dr., Suite 300, Salt Lake City, UT 84121, Telephone (801) 274-1088, as the company's transfer agent.

On October 27, 2008, IOVN established an address for the company. The address is The Italian Oven, Inc., 196 West Ashland Street, Doylestown, PA 18901. Telephone: 267-864-7737. Facsimile: 267-371-5168.

IOVN's new President, Joanna Chmielewska said, "This is a turning point for The Italian Oven, Inc. While we won't be cooking pizza and pasta, we'll be looking at opportunities for our company in the travel, entertainment, hospitality, and gaming markets. We hope to bring our filings into compliance as soon as practicable."

Contact:

Joanna Chmielewska
President
The Italian Oven, Inc.
ir@theitalianoveninc.com
267-864-7737
Fax:  267-371-5168